Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2010 Equity Incentive Plan of Pacific Capital Bancorp of our reports dated March 12, 2010 (except for the effects of discontinued operations as described in Note 7, as to which the date is October 5, 2010), with respect to the consolidated financial statements of Pacific Capital Bancorp and the effectiveness of internal control over financial reporting of Pacific Capital Bancorp, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

December 29, 2010